Protective Life Corporation
Post Office Box 2606
Birmingham, AL  35202
205-268-1000

FOR IMMEDIATE RELEASE

PROTECTIVE ANNOUNCES FIRST QUARTER 2008 EARNINGS

BIRMINGHAM, Alabama (May 7, 2008) Protective Life Corporation (NYSE: PL) today reported results for the first quarter of 2008. Highlights include:

•
Net income was $0.50 per diluted share, compared to $1.27 per share in the first quarter of 2007. Included in the current quarter’s net income were net realized investment losses of $0.23 per share, compared to net realized investment gains of $0.06 per share in the first quarter of 2007.  The $0.23 per share of realized losses in the first quarter of 2008 resulted primarily from a $0.15 per share impact of mark-to-market on $210 million of corporate credit default swaps.  The remaining amount primarily resulted from derivatives used as interest rate hedges in conjunction with our asset/liability management strategies.

•
Operating income for the first quarter was $0.73 per diluted share, compared to $1.21 per share in the first quarter of 2007. First quarter 2007 included a $0.20 per share gain on the sale of Matrix Direct. Operating income was negatively impacted by $0.24 per share in the first quarter of 2008 primarily by $0.05 per share of negative fair value items in the Annuities segment and $0.19 per share of negative mark-to-market of securities designated for trading in the Corporate & Other segment.  Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization. The tables below reconcile operating income to net income for the Company and its business segments.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

 “Mark-to-market and fair value charges introduced a significant amount of volatility into our reported income for the first quarter.  Excluding these accounting charges, the underlying economic results in our business were solid.  Our Life Marketing, Annuity, Acquisitions and Stable Value lines exceeded our expectations, and our Asset Protection segment reported earnings in line with expectations.  Positive developments in the quarter included very strong annuity sales, positive fund flows in our major annuity portfolios, continuing favorable mortality in the Life Marketing line, a record level of operating spread in the Stable Value segment and strong and improving investment income.

As we look to the balance of the year, we are focused on introducing new and more competitive universal life products; growing sales of our variable annuity products; growing our Stable Value account balance; finding new acquisition opportunities; and enhancing investment income through the redeployment of our investment portfolio into high-quality, higher-yielding assets.

As we navigate through some very turbulent economic and capital market conditions, we continue to believe that the fundamentals we apply to the business – strong balance sheet, quality investments, good liquidity, competitive products and strong relationships with some of the finest distributors in the industry – are building a strong foundation for earnings growth and improving returns on capital in the future.”

FINANCIAL HIGHLIGHTS

•
Life Marketing pre-tax operating income was $46.5 million compared to $65.3 million in the first quarter last year. The first quarter 2007 included a pre-tax gain of $15.7 million on the sale of the Matrix Direct subsidiary.

•	Pre-tax operating income for the Acquisitions segment was $33.6 million up 4.1% from the same period last year.

•
Pre-tax operating income in the Annuities segment was $2.5 million compared to $5.6 million in the same period last year.  The Annuities segment results for first quarter 2008 were negatively impacted by the effect of $5.7 million of fair value charges net of deferred acquisition cost (DAC) amortization.

•	The Stable Value Products segment reported $16.2 million in pre-tax operating income, a 33.1% increase over the same period last year.

•	The Asset Protection segment reported pre-tax operating income of $9.9 million, a slight decrease from the $10.1 million results reported for the same period last year.

•	Operating income return on average equity for the twelve months ended March 31, 2008 was 10.1%.

•	Net income return on average equity for the twelve months ended March 31, 2008 was 9.5%.

•
At March 31, 2008, below investment grade securities were 4.8% of invested assets, and problem mortgage loans and foreclosed properties were 0.2% of the commercial mortgage loan portfolio.  As of March 31, 2008, the total market value of securities supported by collateral classified as sub-prime was $78.8 million, or 0.3% of total invested assets.  $76.5 million or 97.1% of these securities were rated AAA.  Additionally, as of March 31, 2008, the securities supported by collateral classified as Alt-A totaled $663.9 million, or 2.3% of total invested assets.  There were no permanent asset impairments during the first quarter of 2008.

2008 GUIDANCE

Based on current information, Protective is revising its guidance with respect to expected 2008 operating income per diluted share to a range of $3.80 to $4.15 per share. Protective’s 2008 guidance excludes any reserve adjustments or unusual or unpredictable benefits or charges that might occur during the year. The 2008 guidance range is based upon many assumptions, including but not limited to:  the expected pattern of financial results of life insurance business written under our capital markets securitization structure; no substantial changes in credit spreads, interest rates or the slope of the yield curve from conditions existing on May 2, 2008; recovery or reversal of substantially all the fair value charges taken in the first quarter of 2008; achieving our targeted level of sales in our major retail product lines; the ongoing impact of the ordinary course run-off of older policies; no material change in the equity markets; and our view and expectations as to the likely effect of the interest rate environment on our business (including our view and expectations of credit spreads, the yield curve, and the volume of prepayments and income from both our securities portfolio and our participating mortgage loan portfolio).  The 2008 guidance also assumes that Life Marketing mortality will be consistent with 2007 results.  Investment income from extraordinary sources (primarily participating mortgage loan income and prepayment fees) is expected to decline in 2008 compared to 2007 levels, but is assumed to be replaced by higher levels of investment income from the remaining investment portfolio.  Assumed in 2008 guidance is a $.07 per share charge for extinguishment of debt related to expected refinancing of the nonrecourse funding obligations supporting a portion of our regulation XXX term insurance reserves.  The 2008 guidance range also assumes no further positive or negative unlocking of deferred policy acquisition costs (“DAC”) or adjustments to value of businesses acquired (“VOBA”), and diluted weighted average shares outstanding of 71.6 million.

The Company’s actual experience in 2008 will almost certainly differ from the expectations described above, due to a number of factors including, but not limited to, the risk factors set forth under “Forward Looking Statements” below and in the Company’s most recent Form 10-K and Form 10-Q, significant changes in earnings on investment products caused by changes in interest rates and the equity markets, changes in fair value affecting operating income, DAC and VOBA amortization, and changes in our effective tax rate that are difficult to anticipate or forecast.  Accordingly, no assurance can be given that actual results will fall within the expected guidance range.

For information relating to non-GAAP measures (operating income, share-owners’ equity per share excluding other comprehensive income, operating return on average equity, and net income return on average equity) in this press release, please refer to the disclosure at the end of this press release. All per share results used throughout this press release are presented on a diluted basis, unless otherwise noted.

FIRST QUARTER CONSOLIDATED RESULTS

($ in thousands; net of income tax)
	1Q2008	1Q2007

Operating income	$52,145	$86,589
Realized investment gains (losses) and
related amortization, net of certain
derivative gains (losses)	(16,263)	3,994
Net Income	$35,882	$90,583

($ per share; net of income tax)
	1Q2008	1Q2007

Operating income	$0.73	$1.21
Realized investment gains (losses) and
related amortization
Investments	(0.27)	0.09
Derivatives	0.04	(0.03)
Net Income	$0.50	$1.27

BUSINESS SEGMENT OPERATING INCOME BEFORE INCOME TAX

The table below sets forth business segment operating income before income tax for the periods shown:

OPERATING INCOME BEFORE INCOME TAX
($ in thousands)

	1Q2008	1Q2007

LIFE MARKETING	$46,449	$65,280
ACQUISITIONS	33,576	32,249
ANNUITIES	2,489	5,606
STABLE VALUE PRODUCTS	16,216	12,186
ASSET PROTECTION	9,852	10,084
CORPORATE & OTHER	(29,973)	1,777
	$78,609	$127,182

In the Life Marketing and Asset Protection segments, pre-tax operating income equals segment income before income tax for all periods. In the Stable Value Products, Annuities, Acquisitions and Corporate & Other segments, operating income excludes realized investment gains (losses) and related amortization of DAC and VOBA as set forth in the table below:

($ in thousands)	1Q2008	1Q2007

Operating income before
income tax	$78,609	$127,182
Realized investment gains (losses)
Stable Value Contracts	5,433	1,425
Annuities	20	1,664
Acquisitions	(7,728)	4,230
Corporate & Other	(21,187)	280
Less: periodic settlements on derivatives
Corporate & Other	484	257
Related amortization of deferred policy
acquisition costs and value of businesses acquired
Acquisitions	1,094	606
Annuities	(20)	590
Income before income tax	$53,589	$133,328

Income before income tax (which, unlike operating income before income tax, does not exclude realized gains (losses) net of the related amortization of DAC and VOBA and participating income from real estate ventures) for the Acquisitions segment was $24.8 million for the first quarter of 2008 and $35.9 million for the first quarter of 2007. Income before income tax for the Annuities segment was $2.5 million for the first quarter of 2007 and $6.7 million for the first quarter of 2007. Income before income tax for the Stable Value segment was $21.6 million for the first quarter of 2008 and $13.6 million for the first quarter of 2007. Income before income tax for the Corporate & Other segment was ($51.6) million for the first quarter of 2008 and $1.8 million for the first quarter of 2007.

The sales statistics given in this press release are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future business segment profitability, and therefore are not intended to be predictive of future profitability.

SALES

The table below sets forth business segment sales for the periods shown:
($ in millions)
	1Q2008	1Q2007

LIFE MARKETING	$43.3	$49.5
ANNUITIES	612.0	315.2
STABLE VALUE PRODUCTS	637.6	15.6
ASSET PROTECTION	110.7	133.1

BUSINESS SEGMENT HIGHLIGHTS

LIFE MARKETING:  Life Marketing pre-tax operating income was $46.5 million compared to $65.3 million in first quarter last year. The first quarter 2007 included a pre-tax gain of $15.7 million on the sale of the Matrix Direct subsidiary.  Term and universal life mortality had a favorable $2.8 million impact to earnings in the first quarter of 2008; approximately $3.0 million less favorable than the prior year’s quarter.  Investment income in first quarter 2007 included approximately $4.0 million of investment income that is now allocated to the Corporate & Other segment as a result of the completion of the AXXX securitization.

Life Marketing sales were $43.3 million, down 12.5% compared to $49.5 million in the first quarter 2007.  As expected, term sales decreased and universal life sales increased during the period.  Term insurance sales in the current quarter were $27.0 million compared to $33.5 million in the prior year’s quarter.  Universal life insurance sales in the first quarter of 2008 were up 1.5% to $16.3 million compared to $16.0 million in the first quarter of 2007.

ACQUISITIONS:  Pre-tax operating income was $33.6 million for the first quarter of 2008, up 4.1% compared to $32.2 million in the first quarter of 2007.  The current quarter had significantly lower expenses related to the Chase Insurance Group acquisition which was partially offset by expected runoff of the acquired blocks.

ANNUITIES:  Pre-tax operating income in the Annuities segment was $2.5 million in the first quarter of 2008, down from $5.6 million in the first quarter of 2007. The Annuities segment results for first quarter 2008 were negatively impacted by the effect of $5.7 million of fair value changes net of DAC amortization, including the effect of mark-to-market losses on the embedded derivatives associated with the variable annuity GMWB rider and the effect of fair value changes and unrealized hedging losses on the Equity Indexed Annuity product.

Annuity account values were $7.8 billion as of March 31, 2008, an increase of 16.2% over the prior year.  The Annuities segment had positive cash flows in all of its product portfolios in the first quarter of 2008.

Total annuity sales increased 94.2% to $612.0 million in the first quarter of 2008 as compared to the prior year’s quarter. Variable annuity sales were $92.8 million in the first quarter of 2008 compared to $79.0 million in the first quarter of 2007.  Fixed annuity sales were $519.2 million in the first quarter of 2008 compared to $236.2 million in the prior year’s quarter.

STABLE VALUE PRODUCTS:  Pre-tax operating income in the Stable Value Products segment was $16.2 million in the first quarter of 2008, compared to $12.2 million in the first quarter of 2007. Operating spreads in the first quarter of 2008 were 126 basis points as compared to 92 basis points in the first quarter of 2007.  Sales were $637.6 million in first quarter 2008 compared to sales in first quarter 2007 of $15.6 million.  Deposit balances ended the quarter at $5.2 billion as compared to $5.1 billion in the first quarter of 2007.

ASSET PROTECTION:  The Asset Protection segment had pre-tax operating income of $9.9 million in the first quarter of 2008, compared to $10.1 million in the prior year’s first quarter.  Service contracts continued to perform well during the period.  The sale of a small insurance subsidiary contributed a $0.6 million gain in the first quarter 2008.

CORPORATE & OTHER: This segment consists primarily of net investment income on unallocated capital, interest expense on all debt, various other items not associated with the other segments and ancillary run-off lines of business. The segment reported a pre-tax operating loss of $30.0 million in the first quarter of 2008, compared to $1.8 million of income in the first quarter of 2007. The loss in the first quarter of 2008 includes a loss of $19.4 million primarily related to the mark-to-market on a $419 million portfolio of securities designated for trading.  Participating mortgage income in the current quarter was $1.6 million or $6.9 million lower than first quarter 2007 (both periods exclude $2.0 million that was allocated to the other business segments).

CONFERENCE CALL

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on May 8, 2008 at 9:00 a.m. Eastern. Analysts and professional investors may access this call by calling 1-800-862-9098 (international callers 1-785-424-1051) and giving the conference ID: Protective. A recording of the call will be available from 12:00 p.m. Eastern May 8, 2008 until midnight May 15, 2008. The recording may be accessed by calling 1-800-839-5758 (international callers 1-402-220-0863).

The public may listen to a simultaneous webcast of the call on the homepage of the Company's web site at www.protective.com. A recording of the webcast will also be available from 12:00 p.m. Eastern May 8, 2008 until midnight May 15, 2008.

Supplemental financial information is available on the Company’s web site at www.protective.com in the Analyst/Investor section under the financial report library titled Supplemental Financial Information.

INFORMATION RELATING TO NON-GAAP MEASURES

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income are defined as income before income tax excluding net realized investment gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”) and value of businesses acquired (“VOBA”) and participating income from real estate ventures. Periodic settlements of derivatives associated with corporate debt and certain investments and annuity products are included in realized gains (losses) but are considered part of consolidated and segment operating income because the derivatives are used to mitigate risk in items affecting consolidated and segment operating income. Management believes that consolidated and segment operating income provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their market values with the resulting unrealized gains (losses) affected by a related adjustment to DAC and VOBA, net of income tax, reported as a component of share-owners’ equity. The market values of fixed maturities increase or decrease as interest rates change. The Company believes that an insurance company’s share-owners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income, including unrealized gains (losses) on investments.

The 2008 earnings guidance presented in this release is based on the financial measure operating income per diluted share. Net income per diluted share is the most directly comparable GAAP measure. A quantitative reconciliation of Protective’s net income per diluted share to operating income per diluted share is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized investment gains and losses, which typically vary substantially from period to period.

RECONCILIATION OF SHARE-OWNERS’ EQUITY PER SHARE EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME PER SHARE

($ per common share outstanding as of March 31, 2008)

Total share-owners’ equity per share	$30.99
Less: Accumulated other comprehensive income per share	(5.44)

Total share-owners’ equity per share
excluding accumulated other comprehensive income	$36.43

Operating income return on average equity and net income return on average equity are measures used by management to evaluate the Company’s performance. Operating income return on average equity for the twelve months ended March 31, 2008 is calculated by dividing operating income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters. Net income return on average equity for the twelve months ended March 31, 2008, is calculated by dividing net income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters.

CALCULATION OF OPERATING INCOME RETURN ON AVERAGE EQUITY
ROLLING TWELVE MONTHS ENDED MARCH 31, 2008

Numerator:
($ in thousands)	Three Months Ended
	June 30, 2007	Sept. 30, 2007	Dec. 31, 2007	March 31, 2008	Twelve Months Ended March 31, 2008

Net income	$65,105	$72,992	$60,886	$35,882	$234,865
Net of:
Realized investment gains
(losses), net of income tax
Investments	(45,705)	28,024	12,222	(18,229)	(23,688)
Derivatives	48,705	(24,479)	(17,022)	2,979	10,183
Related amortization of DAC,
net of income tax	(540)	(29)	(754)	(698)	(2,021)
Add back:
Derivative gains related
to Corp. debt and investments,
net of income tax	154	85	127	315	681
Operating Income	$62,799	$69,561	$66,567	$52,145	$251,072

Denominator:	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

March 31, 2007	$2,419,317	$37,954	$2,381,363
June 30, 2007	2,293,542	(139,132)	2,432,674
September 30, 2007	2,405,623	(85,711)	2,491,334
December 31, 2007	2,456,761	(80,529)	2,537,290
March 31, 2008	$2,163,860	$(379,948)	$2,543,808
Total			$12,386,469
Average			$2,477,294
Operating Income Return on Average Equity			10.1%

CALCULATION OF NET INCOME RETURN ON AVERAGE EQUITY
ROLLING TWELVE MONTHS ENDED MARCH 31, 2008

($ in thousands)

Numerator:

Net income – three months ended June 30, 2007	$65,105
Net income – three months ended September 30, 2007	72,992
Net income – three months ended December 31, 2007	60,886
Net income – three months ended March 31, 2008	35,882
Net income – rolling twelve months ended March 31, 2008	$234,865

Denominator:	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

March 31, 2007	$2,419,317	$37,954	$2,381,363
June 30, 2007	2,293,542	(139,132)	2,432,674
September 30, 2007	2,405,623	(85,711)	2,491,334
December 31, 2007	2,456,761	(80,529)	2,537,290
March 31, 2008	$2,163,860	$(379,948)	$2,543,808
Total			$12,386,469
Average			$2,477,294
Net Income Return on Average Equity			9.5%

FORWARD-LOOKING STATEMENTS

This release and the supplemental financial information provided includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known trends and uncertainties: the Company is exposed to the risks of natural disasters, pandemics, malicious and terrorist acts that could adversely affect the Company’s operations; the Company operates in a mature, highly competitive industry, which could limit its ability to gain or maintain its position in the industry; a ratings downgrade could adversely affect the Company’s ability to compete; the Company’s policy claims fluctuate from period to period resulting in earnings volatility, and actual results could differ from its expectations, including, but not limited to, expectations of mortality, morbidity, casualty losses, persistency, lapses, customer mix and behavior and projected level of used vehicle values; the Company’s results may be negatively affected should actual experience differ from management’s assumptions and estimates which by their nature are imprecise and subject to changes and revision over time; the use of reinsurance, and any change in the magnitude of reinsurance, introduces variability in the Company’s statements of income; the Company could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect the Company’s spread income or otherwise impact its business, including, but not limited to, the volume of sales, the profitability of products, investment performance, and asset liability management; equity market volatility could negatively impact the Company’s business, particularly with respect to the Company’s variable products, including an increase in the rate of amortization of DAC and estimated cost of providing minimum death benefit guarantees relating to the variable products; insurance companies are highly regulated and subject to numerous legal restrictions and regulations, including, but not limited to, restrictions relating to premium rates, reserve requirements, marketing practices, advertising, privacy, policy forms, reinsurance reserve requirements, acquisitions, and capital adequacy, and the Company cannot predict whether or when regulatory actions may be taken that could adversely affect the Company or its operations; changes to tax law or interpretations of existing tax law could adversely affect the Company, including, but not limited to, the demand for and profitability of its insurance products and the Company’s ability to compete with non-insurance products or reduce the demand for certain insurance products; financial services companies are frequently the targets of litigation, including, but not limited to, class action litigation, which could result in substantial judgments, and the Company, like other financial services companies, in the ordinary course of business is involved in litigation and arbitration; publicly held companies in general and the financial services industry in particular are sometimes the target of law enforcement investigations and the focus of increased regulatory scrutiny; the Company’s ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business, and a change in persistency may result in higher claims and/or higher or more rapid amortization of deferred policy acquisition costs and thus higher unit costs and lower reported earnings; the Company’s investments, including, but not limited to, the Company’s invested assets, derivative financial instruments and commercial mortgage loan portfolio, are subject to market and credit risks; the Company may not realize its anticipated financial results from its acquisitions strategy, which is dependent on factors such as the availability of suitable acquisitions, the availability of capital to fund acquisitions and the realization of assumptions relating to the acquisition; the Company may not be able to achieve the expected results from its recent acquisition; the Company is dependent on the performance of others, including, but not limited to, distributors, third-party administrators, fund managers, reinsurers and other service providers, and, as with all financial services companies, its ability to conduct business is dependent upon consumer confidence in the industry and its products; the Company’s reinsurers could fail to meet assumed obligations, increase rates, or be subject to adverse developments that could affect the Company, and the Company’s ability to compete is dependent on the availability of reinsurance, which has become more costly and less available in recent years, or other substitute capital market solutions; the success of the Company’s captive reinsurance program and related marketing efforts is dependent on a number of factors outside the control of the Company, including, but not limited to, continued access to capital markets and the overall tax position of the Company; computer viruses or network security breaches could affect the data processing systems of the Company or its business partners, destroying valuable data or making it difficult to conduct business; the Company’s ability to grow depends in large part upon the continued availability of capital, which has been negatively impacted by recent regulatory action and reserve increase related to certain discontinued lines of business and may be negatively impacted in the future by an increase in guaranteed minimum death benefit related policy liabilities resulting from negative performance in the equity markets, and future marketing plans are dependent on access to the capital markets through securitization; and new accounting or statutory rules or changes to existing accounting or statutory rules could negatively impact the Company; the Company’s risk management policies and procedures may leave it exposed to unidentified or unanticipated risk, which could negatively affect our business or result in losses; credit market volatility could cause market price and cash flow variability in the Company’s fixed income portfolio, resulting in defaults on principal or interest payments on those securities or adversely impact the Company’s ability to efficiently access the capital markets to issue long term debt or fund excess statutory reserves. Please refer to Exhibit 99 of the Company’s most recent Form 10-K/10-Q for more information about these factors which could affect future results.

CONTACTS:
Rich Bielen
Vice Chairman and Chief Financial Officer
(205) 268-3617

Eva Robertson
Vice President, Investor Relations
(205) 268-3912